G. BRAD BECKSTEAD

Certified Public Accountant

330 E. Warm Springs

Las Vegas, NV 89119

702.528.1984

888.483.3827

September 7, 1999

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of September 7, 1999, on the financial statements of Dead Man's Point, Inc., from the inception date of March 30, 1999 through August 27, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/G. Brad Beckstead

G. Brad Beckstead, CPA

Nevada License #2701